HL Draft February 17, 2022
SALARIUS PHARMACEUTICALS, INC.
2015 EQUITY INCENTIVE PLAN
RESTICTED STOCK GRANT NOTICE
Unless otherwise defined herein, the terms defined in the Salarius Pharmaceuticals, Inc. 2015 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in the Restricted Stock Grant Notice (the “Grant Notice”) and the Restricted Stock Agreement with any appendices and exhibits attached thereto (together with the Grant Notice, the “Award Agreement”).

Name:
Address:
The individual listed above in this Grant Notice (the “Participant”) has been granted the right to receive this Restricted Stock Award, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Date of Grant:
Vesting Commencement Date:
Number of shares of Restricted Stock:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock will vest and the Company’s right to reacquire the Restricted Stock will lapse in accordance with the following vesting schedule, subject to the Participant’s Continuous Service as of each such dates:
[Subject to the forfeiture provisions under the Award Agreement, 100% of this Restricted Stock Award will vest upon the sixth-month anniversary of the Date of Grant, subject to the Participant’s Continuous Service through such vesting date.]
In the event the Participant’s Continuous Service terminates before Participant vests in the Restricted Stock, the Restricted Stock will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder.
Unless Participant contacts Salarius Pharmaceuticals, Inc. (the “Company”) within ten (10) trading days following notification of the grant of the Restricted Stock (by electronic means or otherwise) and rejects this Restricted Stock Award and this Award Agreement, Participant shall be deemed to have (1) acknowledged receipt of a copy of the Plan, (2) represented that he or she is familiar with the terms and provisions thereof, and (3) accepted this Restricted Stock Award and this Award Agreement subject to all of the terms and provisions hereof including those set forth in this paragraph, (4) reviewed the Plan and this Award Agreement in their entirety, (5) had an opportunity to obtain the advice of counsel prior to rejecting or accepting this Restricted Stock Award and this Award Agreement, (6) fully understood all provisions of this Award Agreement, (7) agreed to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan or this Award Agreement, and (8) agreed to notify the Company upon any change in the residence address, as indicated below or as otherwise on file with the Company.

HL Draft February 17, 2022

PARTICIPANT	SALARIUS PHARMACEUTICALS, INC

Signature	By

Print Name	Print Name

Title
Address:

HL Draft February 17, 2022
SALARIUS PHARMACEUTICALS, INC
2015 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
1.GRANT OF SHARES OF RESTRICTED STOCK.  The Company hereby grants under the Plan to Participant a number shares of the Company’s Common Stock, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference (the “Restricted Stock”).  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.
2.ESCROW OF SHARES.
(a)All shares of Restricted Stock will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”).  The shares of Restricted Stock will be held by the Escrow Holder until such time as the shares of Restricted Stock vest or the date the Participant’s Continuous Service ceases.
(b)The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the shares of Restricted Stock in escrow while acting in good faith and in the exercise of its judgment.
(c)Upon the termination of the Participant’s Continuous Service prior to vesting, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested shares of Restricted Stock to the Company.  Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested shares of Restricted Stock to the Company upon such termination.
(d)The Escrow Holder will take all steps necessary to accomplish the transfer of shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.
(e)Subject to the terms hereof, Participant will have all the rights of a stockholder with respect to the shares of Common Stock while they are held in escrow, including without limitation, the right to vote the shares of Common Stock and to receive any cash dividends declared thereon.
(f)In the event of any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Common Stock, the shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested shares of Restricted Stock be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested shares of Restricted Stock pursuant to this Award Agreement.  If Participant receives rights or warrants with respect to any unvested shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested shares of Restricted Stock pursuant to this Award Agreement.  The Board in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

HL Draft February 17, 2022
(g)The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.
3.VESTING SCHEDULE.  Except as provided in Section 4, and subject to Section 5, the shares of Restricted Stock awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Grant Notice, subject to the Participant’s Continuous Service through each applicable vesting date.
4.DISCRETIONARY ACCELERATION.  The Board, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock will be considered as having vested as of the date specified by the Board.
5.FORFEITURE UPON TERMINATION AS A SERVICE PROVIDER.  Notwithstanding any contrary provision of this Award Agreement, upon the termination of the Participant’s Continuous Service for any reason, the balance of the shares of Restricted Stock that have not vested as of such termination date will thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder.  Participant will not be entitled to a refund of the price paid for the shares of Restricted Stock, if any, returned to the Company pursuant to this Section 5.  Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested shares of Common Stock to the Company upon such termination of service.
6.DEATH OF PARTICIPANT.  Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.TAX CONSEQUENCES.  Participant has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award Agreement.  With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
8.TAX OBLIGATIONS
(a)Responsibility for Taxes.  Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or the Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the shares of Restricted Stock, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (b) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or release from escrow of the shares of Restricted Stock, the filing of an 83(b) election with respect to the shares of Restricted Stock, or the sale of shares of Common Stock, and (c) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the shares of Restricted Stock (or issuance of shares of Common Stock thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and

HL Draft February 17, 2022
may exceed the amount actually withheld by the Company or the Service Recipient.  Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the shares of Restricted Stock, including, but not limited to, the grant, vesting or release from escrow of the shares of Restricted Stock, the filing of an 83(b) election with respect to the shares of Restricted Stock, the subsequent sale of shares of Common Stock acquired pursuant to this Award Agreement and the receipt of any dividends or other distributions, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Restricted Stock Award to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result.  Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.  If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the shares of Common Stock.  Participant understands that Section 83 of the Code taxes as ordinary income the difference between the purchase price, if any, for the shares of Common Stock and the Fair Market Value of the shares of Common Stock as of each vesting date.  Participant understands that as a condition to this Restricted Stock Award, Participant must elect, for purposes of U.S. tax law, to be taxed at the time the shares of Common Stock are granted rather than when such shares of Common Stock vest by filing an election under Section 83(b) of the Code (the “83(b) Election”) with the IRS within thirty (30) days from the date of grant of this Restricted Stock Award. Participant further acknowledges and agrees that the Company may satisfy the required tax withholding from other compensation due Participant. A Section 83(b) Election Form is included as Exhibit A to this Award Agreement.
(b)Tax Withholding. Absent an 83(b) Election, when shares of Restricted Stock are vested, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer.  If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction.  Pursuant to such procedures as the Board may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations or other greater amount up to the maximum statutory rate under Applicable Laws, as applicable to the Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Company. The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable shares of Common Stock having a Fair Market Value equal to the amount of such Tax Obligations, (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned shares of Common Stock having a Fair Market Value equal to such Tax Obligations, or (v) selling a sufficient number of such shares of Common Stock otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax Obligations.  To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of shares of Common Stock otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such Tax Obligations are satisfied.  Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction.
(c)Company’s Obligation to Release shares of Common Stock.  For clarification purposes, in no event will the Company release shares of Common Stock from the escrow established pursuant to Section 2 unless and until arrangements satisfactory to the Board have been made for the payment of Participant’s Tax Obligations.  If Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable shares of Restricted Stock otherwise are scheduled to vest pursuant to Sections 3 or 4, at the time Participant files a timely 83(b) Election with the IRS, or Participant’s Tax Obligations otherwise become due, Participant will permanently forfeit such

HL Draft February 17, 2022
shares of Restricted Stock to which Participant’s Tax Obligation relates and any right to receive shares of Common Stock thereunder and such shares of Restricted Stock will be returned to the Company at no cost to the Company.  Participant acknowledges and agrees that the Company may refuse to issue or deliver the shares of Common Stock if such Tax Obligations are not delivered at the time they are due.
(d)If the Tax Obligations will be satisfied in accordance with Section 8(b)(v) above (by shares of Common Stock being sold on Participant’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement, it being understood that the shares of Common Stock to be sold must have vested pursuant to the terms of this Award Agreement and the Plan), the proceeds from the sale will be used to satisfy the Tax Obligations (and any associated broker or other fees). Only whole shares of Common Stock will be sold to satisfy any Tax Obligations. Any proceeds from the sale of shares of Common Stock in excess of the Tax Obligations (and any associated broker or other fees) will be paid to Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, Participant expressly consents to the sale of shares of Common Stock to cover the Tax Obligations (and any associated broker or other fees) and authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on Participant’s behalf a whole number of shares of Common Stock from those shares of Common Stock issued or delivered to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Obligations (and any associated broker or other fees).
9.RIGHTS AS STOCKHOLDER.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares of Common Stock (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account) or the Escrow Agent.  Except as provided in Section 2, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such shares of Common Stock and receipt of dividends and distributions on such shares of Common Stock.
10.NO GUARANTEE OF CONTINUED SERVICE.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES OF RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.
11.GRANT IS NOT TRANSFERABLE.  Except for the escrow described in Section 2 or transfer of the shares of Common Stock to the Company or its assignees contemplated by this Award Agreement, and except to the limited extent provided in Section 6, the unvested shares of Common Stock subject to this Award Agreement and the rights and privileges conferred hereby will not be transferred, assigned, pledged or otherwise alienated or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, alienate, hypothecate or otherwise dispose of any unvested shares of Restricted Stock subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

HL Draft February 17, 2022
12.NATURE OF GRANT.  In accepting the grant, Participant acknowledges, understands and agrees that:
(a)the grant of the shares of Restricted Stock is voluntary and occasional and does not create any contractual or other right to receive future grants of shares of Restricted Stock, or benefits in lieu of Restricted Stock, even if shares of Restricted Stock have been granted in the past;
(b)all decisions with respect to future grants of Restricted Stock or other grants, if any, will be at the sole discretion of the Company;
(c)Participant is voluntarily participating in the Plan;
(d)the shares of Restricted Stock are not intended to replace any pension rights or compensation;
(e)the shares of Restricted Stock, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-term service awards, pension or retirement or welfare benefits or similar payments;
(f)the future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty;
(g)for purposes of the shares of Restricted Stock, the Participant’s Continuous Service will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is in Continuous Service or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Grant Notice to other arrangements or contracts) or determined by the Board, Participant’s right to vest in the shares of Restricted Stock under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant in Continuous Service or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Board shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);
(h)unless otherwise provided in the Plan or by the Company in its discretion, the shares of Restricted Stock and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and
(i)the following provisions apply only if Participant is providing services outside the United States:
(i)the shares of Restricted Stock are not part of normal or expected compensation or salary for any purpose;
(ii)Participant acknowledges and agrees that none of the Company, the Service Recipient or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the shares of Restricted Stock or the subsequent sale of any shares of Common Stock; and

HL Draft February 17, 2022
(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock resulting from the termination of the Participant’s Continuous Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is in in Continuous Service or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the shares of Restricted Stock to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent, any Subsidiary or the Service Recipient, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
13.NO ADVICE REGARDING GRANT.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Common Stock.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
14.DATA PRIVACY.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock grant materials by and among, as applicable, the Employer or other Service Recipient, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all shares of Restricted Stock or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her Continuous Service and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant shares of Restricted Stock or other equity awards or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on

HL Draft February 17, 2022
the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative
15.ADDRESS FOR NOTICES.  Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company [●], or at such other address as the Company may hereafter designate in writing.
16.ELECTRONIC DELIVERY AND ACCEPTANCE.  The Company may, in its sole discretion, decide to deliver any documents related to the shares of Restricted Stock awarded under the Plan or future shares of Restricted Stock that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.NO WAIVER.  Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
18.SUCCESSORS AND ASSIGNS.  The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.  The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.
19.ADDITIONAL CONDITIONS TO ISSUANCE OF STOCK.  If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the shares of Common Stock upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of shares of Common Stock to Participant (or his or her estate) or the Escrow Holder hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company.  Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for shares of Common Stock hereunder prior to the lapse of such reasonable period of time following the Date of Grant of the Restricted Stock as the Board may establish from time to time for reasons of administrative convenience.
20.LANGUAGE.  If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.INTERPRETATION.  The Board will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any shares of Restricted Stock have vested).  All actions taken and all interpretations and determinations made by the Board in good faith will be final and binding upon Participant, the Company and all other interested persons.  Neither the Board nor any person acting on behalf of the Board will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
22.CAPTIONS.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

HL Draft February 17, 2022
23.MODIFICATIONS TO THE AWARD AGREEMENT.  This Award Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Restricted Stock Award.  For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
24.GOVERNING LAW AND VENUE.  This Award Agreement will be governed by the laws of Delaware, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under the shares of Restricted Stock or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation will be conducted in the courts of [●], Delaware or the federal courts for the United States for the District of Delaware, and no other courts.
25.AGREEMENT SEVERABLE.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
26.AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.  By accepting this Award, Participant expressly warrants that he or she has received shares of Restricted Stock under the Plan, and has received, read and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
27.ENTIRE AGREEMENT. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.
28.COUNTRY ADDENDUM.  Notwithstanding any provisions in this Award Agreement, the Restricted Stock grant shall be subject to any special terms and conditions set forth in the appendix (if any) to this Award Agreement for Participant’s country (the “Country Addendum”).  Moreover, if Participant relocates to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Country Addendum (if any) constitutes part of this Award Agreement.

HL Draft February 17, 2022
EXHIBIT A

ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1.    The name, address, and social security number of the undersigned:
Name:
Address:

Social Security No. :
2.    Description of property with respect to which the election is being made:
         shares of Common Stock, of Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
3.    The date on which the property was transferred is ____________, 20__.
4.    The taxable year to which this election relates is calendar year 20__.
5.    Nature of restrictions to which the property is subject:
The shares of common stock are subject to the provisions of a Restricted Stock Agreement between the undersigned and the Company. The shares of common stock are subject to forfeiture under the terms of the Restricted Stock Agreement.
6.    The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Treasury Regulations section 1.83-3(h)) was $__________ per share, for a total of $__________.
7.    The amount paid by taxpayer for the property was $0.00.
8.    The amount to include in gross income is $__________.
9.    A copy of this statement has been furnished to the Company.
Dated: _____________, 20__

Taxpayer’s Signature

Taxpayer’s Printed Name

HL Draft February 17, 2022
PROCEDURES FOR MAKING ELECTION
UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE
The following procedures must be followed with respect to the attached form for making an election under Section 83(b) of the Internal Revenue Code in order for the election to be effective:
1.    You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within thirty (30) days after the Grant Date of your Restricted Stock.
2.    At the same time you file the election form with the IRS, you must also provide a copy of the election form to the Company.